Exhibit 99.1
Bancorp of New Jersey, Inc. Announces Second Quarter Earnings
and Fifth Location
July 31, 2008
Fort Lee, NJ — Bancorp of New Jersey, Inc. (AMEX: BKJ) reported second quarter net income of $102 thousand, or $0.02 per diluted share, compare to $206 thousand, or $0.04 per diluted share, for the same period in 2007. Net income for the first six months of 2008 was $114 thousand, or $0.02 per diluted share, as compared to $234 thousand, or $0.05 per diluted share, for the first six months of 2007.
During the second quarter of 2008, non-interest expense reached $1.5 million, an increase of approximately $500 thousand, over the $1 million of non-interest expense during the second quarter of 2007. During the first half of 2008, net non-interest expense reached $2.7 million compared to $1.8 million during the first half of 2007. These increases are reflective of salary and benefit costs, occupancy and equipment costs, and other expenses related to opening three branches during the second half of 2007 as well as costs associated with the listing of the Company’s stock on the American Stock Exchange.
Bancorp of New Jersey’s total assets grew to $258.3 million at June 30, 2008 compared to $152.1 million at June 30, 2007. The company also experienced strong growth in its loans, deposits, and equity as well. Total loans reached $207 million at June 30, 2008 compared to $141.1 million at June 30, 2007, an increase of 46.7%. Total deposits increased to $210.6 million at June 30, 2008 from $100.7 million at June 30, 2007, an increase of 109.1%. Stockholders’ equity grew to $46.5 million from $43.5 million at June 30, 2008 and 2007, respectively.
Bancorp of New Jersey, Inc. is the holding company for Bank of New Jersey. On July 24, 2008, the bank acquired a bank location at 320 Haworth Avenue, Haworth, NJ. This location will be the bank’s fifth location and is expected to open during September, 2008.
Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. Upon opening in Haworth, the Bank will have branch offices located in Fort Lee (3 locations), Hackensack, and Haworth, all in Bergen County, NJ.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
INCOME STATEMENT	2008	2007	2008	2007
Net Interest Income	$1,668	$1,488	$3,182	$2,812
Provision for loan losses	67	239	225	628
Noninterest Expense, net	1,422	963	2,734	1,843

Pretax Income	179	286	223	341
Tax Expense	77	80	109	107

Net Income	$102	$206	$114	$234

Basic Earnings per Share	$0.02	$0.04	$0.02	$0.05
Diluted Earnings per Share	$0.02	$0.04	$0.02	$0.05

Weighted Average Shares — Basic	4,995	4,826	4,988	4,816
Weighted Average Shares — Diluted	5,351	4,878	5,267	4,888

SELECTED BALANCE SHEET DATA AT END OF PERIOD	6/30/2008	12/31/2007

Total Loans	$207,016	$183,536
Allowance for Loan Losses	2,137	1,912
Investment Securities	24,126	2,324
Total Assets	258,304	260,245
Total Deposits	210,577	212,941
Stockholders’ Equity	46,547	45,840